ARTICLES OF AMENDMENT
                           OF THE ARTICLES OF INCORPORATION

                         OF FINANCIAL INDUSTRIES CORPORATION

          The undersigned, Mr. Roy F. Mitte and Mr. James M. Grace, certify that:

          1. They are the President and Secretary, respectively, of Financial Industries Corporation.

          2. At a duly held annual meeting of the Board of Directors of Financial Industries Corporation, held on September 27, 1996, the Board adopted the following resolution approving the following amendment to the Articles of Incorporation:

               Paragraph 1 of Article IV is amended to read as follows:

                         "The   aggregate  number   of  shares   which  the
                    corporation shall have the authority to issue is ten million (10,000,000) shares of common stock of the par value of twenty cents ($0.20) each."

          3. The decrease in par value accorded by this amendment will have no effect on the current stated capital since the Corporation will effect a five-for-one stock split immediately following the filing of this amendment. The original certificates will remain valid except that their par value will be converted from $1.00 to $0.20.

          4. The shareholders of the corporation adopted and approved the same amendment by resolution at a special meeting held at Austin Centre, 701 Brazos, Austin, Texas, on November 12, 1996, by the required vote of shareholders as prescribed by Article VII of the Articles of Incorporation and Articles 4.02 and 2.28 of the Texas Business Corporations Act.

          5. The number of shares outstanding is 1,085,593. The number of shares entitled to vote on or consent to the amendment is 1,085,593 shares.

          6. The number of shares voted in favor of the amendment was 653,355, or 60.18%, which exceeded the required vote, which is a majority under Article VII of the Articles of Incorportion. The number of shares voted against was 6,401.

          7. The undersigned have executed these Articles of Amendment and affixed the corporate seal on November 12, 1996.



          Roy F. Mitte, President                 James M. Grace, Secretary